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                                                                   Exhibit 10.5


                              AMENDED AND RESTATED
                              CLIFTON SAVINGS BANK
                           CHANGE IN CONTROL AGREEMENT

      This AGREEMENT ("Agreement") as amended and restated, is hereby entered into as of December 17, 2008, by and between CLIFTON SAVINGS BANK (the "Bank"), a federally-chartered financial institution, with its principal offices at 1433 Van Houten Avenue, Clifton, New Jersey 07015, and CHRISTINE R. PIANO ("Executive").

      WHEREAS, the Bank and Executive entered into a change in control agreement as of March 17, 2004; and

      WHEREAS, the Bank recognizes the substantial contributions of Executive and wishes to protect her position with the Bank in the event of a change in control of the Bank or Clifton Savings Bancorp, Inc. (the "Company"), a federally-chartered corporation and the holding company of the Bank, for the period provided for in this Agreement; and

      WHEREAS, Executive and the Board of Directors of the Bank desire to enter into an amended and restated agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance issued with respect to Section 409A of the Code.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.    TERM OF AGREEMENT.

      (a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the "Effective Date") and ending on March 17, 2011, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

      (b) Commencing as of March 17, 2009, and as of each anniversary thereafter, the Board of Directors of the Bank (the "Board of Directors") may extend the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days' written notice of her desire that the term not be extended.

2.    CHANGE IN CONTROL.

      (a) Upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive's employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without the Employee's consent:

            (i) The assignment to Executive of duties that constitute a material diminution of Executive's authority, duties, or responsibilities (including reporting requirements);

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            (ii) A material diminution in Executive's Base Salary;

            (iii) Relocation of Executive to a location outside a radius of twenty-five (25) miles of the Bank's Clifton, New Jersey office; or

            (iv) Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

            provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted "Good Reason" by Executive. Executive's resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

      (b) For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean one of the following events:

            (i) there occurs a change in control of the Bank, as defined or determined either by the Bank's primary federal regulator or under regulations promulgated by such regulator;

            (ii) as a result of, or in connection with, a merger or other business combination, sale of assets or contested election, the persons who were directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or its successor;

            (iii) the Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;

            (iv) the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank;

            (v) the Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

            (vi) the Company files, or is required to file, a report on Schedule 13D, or another form or schedule required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, disclosing that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company's voting securities, except for beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly owns 50% or more of its outstanding voting securities;

            (vii) during any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds (?) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

            (viii) the Company sells to a third party all or substantially all of its assets.

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      (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term "Just Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to
Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and related limited rights and any such unvested awards, shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause.

3.    TERMINATION BENEFITS.

      (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary (in accordance with Section 2(a) of this Agreement) or involuntary termination of Executive's employment, other than a termination for Just Cause, the Bank shall be obligated to pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a sum equal to two (2) times the following items:

            (i) the average of any taxable income included by the Bank or the Company on Executive's Form W-2 or reflected on a Form 1099 provided by the Bank or the Company to Executive, excluding A) income attributable to Executive's exercise of a non-statutory stock option, B) income related to Executive's disqualifying disposition of an incentive stock option to acquire Company common stock, or C) income related to the distribution of benefits under any tax-qualified or non-tax-qualified retirement or deferred compensation plan or arrangement sponsored by the Company or the Bank, during each of the five (5) most recently completed calendar years preceding the Change in Control.

            (ii) the sum of the average of the value of the deferrals, allocations, or contributions made by Executive or on behalf of Executive by the Bank, during each of the five (5) most recently completed calendar years preceding the Change in Control, under the Bank's employee stock ownership and 401(k) savings plans. For purposes of this clause (ii), the value of allocations made to Executive under the employee stock ownership plan or the supplemental executive retirement plan shall be valued by reference to the fair market value of Company common stock as of the date of allocation.

            The Bank shall pay the aggregate sum of these amounts to Executive in a single lump sum payment (without any mitigation) no later than ten (10) business days following Executive's termination of employment.

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      (b) Upon the occurrence of a Change in Control and Executive's termination of employment in connection therewith, to the extent that the Bank continues to offer any life, medical, health, dental and disability insurance coverage or arrangements in which Executive or her dependents participated immediately prior to the Change in Control (each being a "Welfare Plan"), Executive and her covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions as were required immediately prior to the Change in Control, until the earlier of (i) the Executive's death; (ii) her employment by another employer other than one of which she is the majority owner; or (iii) the expiration of twenty-four months. If the company or the Bank does not offer the Welfare Plans at any time after the Change in Control, the Company shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) her death; (ii) her employment by an employer other than one of which she is the majority owner; or
(iii) the expiration of twenty-four months.

      (c) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by Executive.

4.    NOTICE OF TERMINATION.

      (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.    SOURCE OF PAYMENTS.

      All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

      This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

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7.    NO ATTACHMENT.

      (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

      (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.    MODIFICATION AND WAIVER.

      (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.    SEVERABILITY.

      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.   HEADINGS FOR REFERENCE ONLY.

      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.    GOVERNING LAW.

      Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to principles of conflicts of law of New Jersey.

12.   ARBITRATION.

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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13.   PAYMENT OF LEGAL FEES.

      All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.   INDEMNIFICATION.

      The Company or the Bank shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of having been a director or officer of the Company or the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys' fees and the cost of reasonable settlements.

15.   SUCCESSORS TO THE BANK AND THE COMPANY.

      The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's and the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.   REQUIRED PROVISIONS.

      In the event any of the provisions of this Section 16 are in conflict with the other terms of this Agreement, this Section 16 shall prevail.

      (a) The Bank's board of directors may terminate Executive's employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in
Section 2(c) of this Agreement.

      (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1); the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

      (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

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      (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal
Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

      (e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      (f) Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss.1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.   SECTION 409A OF THE CODE.

      (a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the "short-term deferral exception" under Treasury Regulation Section 1.409A-1(b)(4) and the "separation pay exception" under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

      (b) If when separation from service occurs Executive is a "specified employee" within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a). would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the "short-term deferral exception" under Treasury Regulations Section 1.409A-1(b)(4) or the "separation pay exception" under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a) to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

      (c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(b) it is not possible to continue coverage for Executive and her dependents, or (y) when a separation

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from service occurs Executive is a "specified employee" within the meaning of
Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(b) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank's projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive's employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

      (d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

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                                   SIGNATURES


      IN WITNESS WHEREOF, Clifton Savings Bank and Clifton Savings Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the 17th day of December, 2008.


ATTEST:                                   CLIFTON SAVINGS BANK



/s/ Walter Celuch                        By: /s/ John A. Celentano, Jr.
------------------------                     ----------------------------------
Corporate Secretary                          For the Entire Board of Directors


ATTEST:                                   CLIFTON SAVINGS BANCORP, INC.



/s/ Walter Celuch                        By: /s/ John A. Celentano, Jr.
------------------------                     ----------------------------------
Corporate Secretary                          For the Entire Board of Directors



            [SEAL]


WITNESS:                                  EXECUTIVE


/s/ Walter Celuch                         /s/ Christine R. Piano
------------------------                  ----------------------------------
Corporate Secretary                       Christine R. Piano


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